Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Jeffrey L. Chastain

Vice President of Investor Relations

225-952-2308

jchastain@he-equipment.com

H&E Equipment Services, Inc. Reports

First Quarter 2024 Results

BATON ROUGE, La. -- (April 30, 2024) -- H&E Equipment Services, Inc. (NASDAQ: HEES) (“H&E”, or the “Company”) today announced results for the first quarter ended March 31, 2024 with disciplined growth objectives contributing to double-digit improvement in rental revenues.

FIRST QUARTER 2024 SUMMARY WITH A COMPARISON TO FIRST QUARTER 2023

•
Revenues increased 15.2% to $371.4 million compared to $322.5 million.
•
Net income totaled $25.9 million compared to $25.7 million. The effective income tax rate was 26.5% compared to 26.1%.
•
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) increased 13.1% to $161.7 million compared to $143.0 million. Adjusted EBITDA margin was 43.6% compared to 44.4%.
•
Total equipment rental revenues were $295.3 million, an increase of $33.3 million, or 12.7%, compared to $262.0 million. Rental revenues were $261.7 million, an increase of $29.7 million, or 12.8%, compared to $232.1 million.
•
Sales of rental equipment increased 49.8% to $48.1 million compared to $32.1 million. Margins improved to 62.9% compared to 58.6%.
•
Sales of new equipment totaled $10.4 million, an increase of 33.2% compared to $7.8 million.
•
Gross margin improved to 44.4% compared to 43.8%.
•
Total equipment rental gross margins were 43.3% compared to 43.6%. Rental gross margins were 48.5% compared to 48.4%.

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H&E Equipment Services Reports First Quarter 2024 Results

April 30, 2024

•
Average time utilization (based on original equipment cost) was 63.6% compared to 67.3%. The Company’s rental fleet, based on original equipment cost, increased $383.0 million, or 15.7% to just over $2.8 billion.
•
Average rental rates improved 2.9% from the year-ago quarter and declined 0.2% on a sequential quarterly basis.
•
Dollar utilization was 37.0% compared to 38.6%.
•
Average rental fleet age on March 31, 2024, was 39.9 months compared to an industry average age of 48.9 months.
•
Paid regular quarterly cash dividend of $0.275 per share of common stock.

Summarizing the Company’s first quarter results, Brad Barber, chief executive officer of H&E stated, “Rental revenues grew 12.8% on a year-over-year basis, supported by a modest improvement in rental rates and successful growth activities. Rental rates advanced 2.9% when compared to the year-ago quarter, while on a sequential quarterly basis, rates experienced a negligible decrease of 0.2%. Average physical utilization in the quarter was 63.6% compared to 67.3% in the year-ago quarter, with the decline due to lower than anticipated construction activity, as well as project delays resulting from recurring unfavorable weather conditions, with the work interruptions most pronounced across our western operations. Our continued focus on branch expansion and fleet growth led to further financial gain in the quarter. On a year-over-year basis, our branch network grew 17%, including 15 locations resulting from our accelerated branch expansion program and five other locations added through acquisitions. Our rental fleet closed the first quarter with an original equipment cost (OEC) in excess of $2.8 billion, or 15.7% larger than our OEC on March 31, 2023.”

Providing an updated view on industry prospects, Mr. Barber noted, “Our current outlook for the equipment rental industry indicates a transitioning business environment, with moderating growth levels compared to the exceptional rate of growth in construction spending and strong business dynamics experienced over the past 24 months. We believe the easing in the progression of construction spending is in part the result of a 'higher for longer' interest rate environment and generally tighter lending standards, which have contributed to a greater supply of rental equipment. Even though non-residential and industrial project backlogs remain solid, the rate of new project starts has slowed in early 2024. We note several factors that are expected to be instrumental in maintaining, or possibly improving upon an environment currently exhibiting moderate growth and steady industry fundamentals. These factors include the continued escalation of mega projects, an expected increase in infrastructure projects, favorable trends in rental penetration and the steady growth in construction employment. These critical factors reinforce non-residential construction and industrial project activity and serve as the foundation in support of elevated long-term industry growth.”

Mr. Barber addressed the Company’s planned capital expenditures while reiterating branch expansion objectives, stating, “We have reduced our 2024 guidance for gross fleet investment, with the steadying of industry fundamentals justifying a more balanced approach to capital spending over the year. Capital investment in our fleet is now expected to range from $350 million to $400 million, down from our initial guidance for 2024 of $450 million to $500 million. With the availability of equipment from manufacturers returning to normal, we could quickly increase our spending range should industry demand accelerate. The revised spending range will adequately address the planned growth in 2024 across our branch network, which remains at 12 to 15 new locations as we continue to demonstrate strong execution of our accelerated branch expansion strategy. Also, additional branch growth in 2024 could be achieved through the acquisition of attractive rental operations, as demonstrated by the acquisition of Precision Rental, which closed

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H&E Equipment Services Reports First Quarter 2024 Results

April 30, 2024

in the first week of 2024, and the recently announced pending acquisition of four locations in the state of Montana. Following the expected close of this latest transaction in the second quarter of 2024, H&E will operate 145 branches across 30 states, including eight branch additions since the close of 2023.”

FINANCIAL DISCUSSION FOR FIRST QUARTER 2024

Revenue

Total revenues increased 15.2% to $371.4 million in the first quarter of 2024 from $322.5 million in the first quarter of 2023. Total equipment rental revenues increased 12.7% to $295.3 million compared to $262.0 million in the year-ago quarter. Rental revenues increased 12.8% to $261.7 million compared to $232.1 million in the same period of comparison. Sales of rental equipment increased 49.8% to $48.1 million compared to $32.1 million in the first quarter of 2023. Sales of new equipment increased 33.2% to $10.4 million compared to $7.8 million in the same quarter of 2023.

Gross Profit

Gross profit increased 16.6% in the first quarter of 2024 to $164.9 million compared to $141.4 million in the first quarter of 2023. Gross margin of 44.4% for the first quarter of 2024 compared to 43.8% over the same period of comparison. On a segment basis, gross margin on total equipment rentals was 43.3% in the first quarter of 2024 compared to 43.6% in the first quarter of 2023. Rental margins were 48.5% compared to 48.4%. On average, rental rates in the first quarter of 2024 improved 2.9% when compared to rates in the first quarter of 2023. Time utilization (based on original equipment cost) was 63.6% in the first quarter of 2024 compared to 67.3% in the year-ago quarter. Gross margins on sales of rental equipment were 62.9%, up from 58.6%, while gross margins on sales of new equipment improved to 17.0% compared to 13.3%.

Rental Fleet

At the end of the first quarter of 2024, the original equipment cost of the Company’s rental fleet was just over $2.8 billion, representing a 15.7%, or $383.0 million increase from the end of the first quarter of 2023. Dollar utilization for the first quarter of 2024 was 37.0% compared to 38.6% in the first quarter of 2023.

Selling, General and Administrative ("SG&A") Expenses

SG&A expenses for the first quarter of 2024 totaled $114.3 million, an increase of $18.9 million, or 19.9%, compared to $95.3 million in the first quarter of 2023. The increase was primarily due to higher costs associated with employee salaries, wages, payroll taxes and related employee benefits, increased facilities expenses, higher depreciation and amortization expenses and an increase in professional fees. SG&A expenses in the first quarter of 2024, as a percentage of total revenues were 30.8% compared to 29.6% in the first quarter of 2023. Approximately $10.0 million of SG&A expenses in the first quarter were attributable to the Company's expansion activities since the first quarter of 2023.

Income from Operations

Income from operations for the first quarter of 2024 was $52.0 million, or 14.0% of revenues, compared to $46.7 million, or 14.5% of revenues in the same quarter of 2023.

Interest Expense

Interest expense was $18.4 million for the first quarter of 2024 compared to $13.7 million in first quarter of 2023.

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H&E Equipment Services Reports First Quarter 2024 Results

April 30, 2024

Net Income

Net income in the first quarter of 2024 was $25.9 million, or $0.71 per diluted share, compared to net income of $25.7 million, or $0.71 per diluted share, in the first quarter of 2023. The effective income tax rate for the first quarter of 2024 was 26.5% compared to 26.1% in the same quarter of 2023.

Adjusted EBITDA

Adjusted EBITDA in the first quarter of 2024 increased 13.1% to $161.7 million compared to $143.0 million in the first quarter of 2023. Adjusted EBITDA margin in the first quarter of 2024 was 43.6% of revenues compared to 44.4% in the year-ago quarter.

Non-GAAP Financial Measures

This press release contains certain non-GAAP measures (EBITDA, Adjusted EBITDA, and the disaggregation of equipment rental revenues and cost of sales numbers) detailed below. EBITDA and Adjusted EBITDA are non-GAAP measures as defined under the rules of the Securities and Exchange Commission ("SEC"). We define Adjusted EBITDA for the periods presented as EBITDA adjusted for non-cash stock-based compensation expense.

We use EBITDA and Adjusted EBITDA in our business operations to, among other things, evaluate the performance of our business, develop budgets and measure our performance against those budgets. We also believe that analysts and investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate a company’s overall operating performance. However, EBITDA and Adjusted EBITDA have material limitations as analytical tools and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. We consider them useful tools to assist us in evaluating performance because it eliminates items related to components of our capital structure, taxes and non-cash charges. The items that we have eliminated in determining EBITDA for the periods presented are interest expense, income taxes, depreciation of fixed assets (which includes rental equipment and property and equipment) and amortization of intangible assets and, in the case of Adjusted EBITDA, any other non-recurring items described above applicable to the particular period. However, some of these eliminated items are significant to our business. For example, (i) interest expense is a necessary element of our costs and ability to generate revenue because we incur a significant amount of interest expense related to our outstanding indebtedness; (ii) payment of income taxes is a necessary element of our costs; and (iii) depreciation is a necessary element of our costs and ability to generate revenue because rental equipment is the single largest component of our total assets and we recognize a significant amount of depreciation expense over the estimated useful life of this equipment. Any measure that eliminates components of our capital structure and costs associated with carrying significant amounts of fixed assets on our consolidated balance sheet has material limitations as a performance measure. In light of the foregoing limitations, we do not rely solely on EBITDA and Adjusted EBITDA as performance measures and also consider our GAAP results. EBITDA and Adjusted EBITDA are not measurements of our financial performance or liquidity under GAAP and, accordingly, should not be considered alternatives to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA and Adjusted EBITDA may not be calculated in the same manner by all companies, these measures may not be comparable to other similarly titled measures used by other companies.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the financial tables accompanying this earnings release.

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H&E Equipment Services Reports First Quarter 2024 Results

April 30, 2024

Conference Call

The Company’s management will hold a conference call to discuss first quarter 2024 results today, April 30, 2024, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 844-887-9400 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on April 30, 2024, and will continue through May 7, 2024, by dialing 877-344-7529 and entering the confirmation code 2298317.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com on April 30, 2024, beginning at 10:00 a.m. (Eastern Time) and will remain available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

Founded in 1961, H&E Equipment Services, Inc. is one of the largest rental equipment companies in the nation. The Company’s fleet is among the industry’s youngest and most versatile with a superior equipment mix comprised of aerial work platforms, earthmoving, material handling, and other general and specialty lines. H&E serves a diverse set of end markets in many high-growth geographies and has branches throughout the Pacific Northwest, West Coast, Intermountain, Southwest, Gulf Coast, Southeast, Midwest and Mid-Atlantic regions.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements about H&E’s beliefs and expectations, are “forward-looking statements” within the meaning of the federal securities laws. Statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic and geopolitical conditions in North America and elsewhere throughout the globe and construction and industrial activity in the markets where we operate in North America; (2) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty on the markets we serve (including as a result of current uncertainty due to inflation and increasing interest rates); (3) the impact of conditions in the global credit and commodity markets and their effect on construction spending and the economy in general; (4) trends in oil and natural gas which could adversely affect the demand for our services and products; (5) our inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of supply chain disruptions, insolvency, financial difficulties, supplier relationships or other factors; (6) increased maintenance and repair costs as our fleet ages and decreases in our equipment’s residual value; (7) risks related to a global pandemic and similar health concerns, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response to the pandemic, material delays and cancellations of construction or infrastructure projects, labor shortages, supply chain disruptions and other impacts to the business; (8) our indebtedness; (9) risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures, or our ability to consummate such acquisitions; (10) our ability to integrate any businesses or assets we acquire; (11) competitive pressures; (12) security breaches, cybersecurity attacks, increased adoption of artificial intelligence technologies, failure to protect personal information, compliance with data protection laws and other disruptions in our information technology systems; (13) adverse weather events or natural disasters; (14) risks related to climate change and climate change regulation; (15) compliance with laws and

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H&E Equipment Services Reports First Quarter 2024 Results

April 30, 2024

regulations, including those relating to environmental matters, corporate governance matters and tax matters, as well as any future changes to such laws and regulations; and (16) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release, whether as a result of any new information, future events or otherwise. These statements are based on the current beliefs and assumptions of H&E’s management, which in turn are based on currently available information and important, underlying assumptions. Investors, potential investors, security holders and other readers are urged to consider the above-mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

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H&E Equipment Services Reports First Quarter 2024 Results

April 30, 2024

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2024	2023
Revenues:
Equipment rentals	$295,325	$262,008
Sales of rental equipment	48,115	32,115
Sales of new equipment	10,412	7,818
Parts, service and other	17,505	20,541
Total revenues	371,357	322,482
Cost of revenues:
Rental depreciation	91,398	81,872
Rental expense	43,407	37,867
Rental other	32,623	27,975
	167,428	147,714
Sales of rental equipment	17,829	13,288
Sales of new equipment	8,639	6,781
Parts, service and other	12,596	13,321
Total cost of revenues	206,492	181,104
Gross profit	164,865	141,378
Selling, general and administrative expenses	114,278	95,335
Gain on sales of property and equipment, net	1,433	667
Income from operations	52,020	46,710
Other income (expense):
Interest expense	(18,366)	(13,697)
Other, net	1,552	1,716
Total other expense, net	(16,814)	(11,981)
Income before provision for income taxes	35,206	34,729
Provision for income taxes	9,317	9,055
Net income	$25,889	$25,674

Net income per common share:
Basic	$0.72	$0.71
Diluted	$0.71	$0.71
Weighted average common shares outstanding:
Basic	36,196	36,025
Diluted	36,562	36,352

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H&E Equipment Services Reports First Quarter 2024 Results

April 30, 2024

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	March 31, 2024	December 31, 2023
Cash	$9,076	$8,500
Rental equipment, net	1,781,505	1,756,578
Total assets	2,757,746	2,639,886
Total debt (1)	1,507,595	1,434,661
Total liabilities	2,207,068	2,105,597
Stockholders' equity	550,678	534,289
Total liabilities and stockholders' equity	$2,757,746	$2,639,886

(1)
Total debt consists of the aggregate amounts on the senior unsecured notes, senior secured credit facility and finance lease obligations.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended March 31,
	2024	2023

Net Income	$25,889	$25,674
Interest Expense	18,366	13,697
Provision for income taxes	9,317	9,055
Depreciation	101,898	89,945
Amortization of intangibles	2,487	1,683

EBITDA	$157,957	$140,054

Non-cash stock-based compensation expense	3,788	2,990

Adjusted EBITDA	$161,745	$143,044

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H&E Equipment Services Reports First Quarter 2024 Results

April 30, 2024

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended March 31,
	2024	2023
RENTAL
Equipment rentals (1)	$261,741	$232,076
Rental other	33,584	29,932
Total equipment rentals	295,325	262,008

RENTAL COST OF SALES
Rental depreciation	91,398	81,872
Rental expense	43,407	37,867
Rental other	32,623	27,975
Total rental cost of sales	167,428	147,714

RENTAL REVENUES GROSS PROFIT
Equipment rentals	126,936	112,337
Rentals other	961	1,957
Total rental revenues gross profit	$127,897	$114,294

RENTAL REVENUES GROSS MARGIN
Equipment rentals	48.5%	48.4%
Rentals other	2.9%	6.5%
Total rental revenues gross margin	43.3%	43.6%

(1)
Pursuant to SEC Regulation S-X, our equipment rental revenues are aggregated and presented in our unaudited consolidated statements of operations in this press release as a single line item, “Equipment Rentals.” The above table disaggregates our equipment rental revenues for discussion and analysis purposes only.

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